PRESS RELEASE

FIRST NATIONAL COMMUNITY BANCORP, INC.

DIVIDEND ANNOUNCED

Dunmore, Pennsylvania
November 24, 2004

Contact Person: William Lance, First Senior Vice President
                                (570) 348-6438

        The Board of Directors of First National Community Bancorp, Inc. has approved the payment of a regular fourth quarter dividend in the amount of 9 cents per share and a special year-end dividend of 2 cents per share, payable December 15th to shareholders of record on December 6, 2004.

        As of September 30, 2004, the company reported total assets of $898 million. Net income for the first three quarters of the year was $7.0 million which was $367,000, or 6%, higher than the same period of 2003. Cash dividend payments reflect the financial success of the company and were increased 16% per share from the $.31 per share paid in 2003, after adjusting for the 100% stock dividend paid in 2004. The $.36 per share paid in 2004 also represents a return of approximately 1.50% based on current market valuations, an attractive rate in today’s interest rate environment.

        The company’s subsidiary, First National Community Bank, operates sixteen community offices throughout the Lackawanna and Luzerne County marketplace.